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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 3, 2003, which appears in the December 31, 2002 Annual Report to Shareholders of Strong Advisor Equity Funds, relating to the financial statements and financial highlights of Strong Advisor Common Stock Fund, Inc. (comprised of the Strong Advisor Common Stock Fund, Strong Advisor Endeavor Large Cap Fund, Strong Advisor Focus Fund and Strong Advisor Technology Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 28, 2003